Exhibit 99.1

CytoSorb® Q3 2016 Sales Reach Record $2.14M, Doubling From a Year Ago

Exceeded $2M in CytoSorb Quarterly Sales for the First Time, and $2.4M in Total Revenue

MONMOUTH JUNCTION, N.J., November 7, 2016 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its flagship CytoSorb® cytokine adsorber to prevent or treat deadly inflammation and organ failure in critically-ill and cardiac surgery patients around the world, reports financial and operational results for the quarter ending September 30, 2016.

Third Quarter 2016 Financial Highlights:

•	CytoSorb® product sales for Q3 2016 were a record $2.14 million. This represented an increase of approximately 100% over Q3 2015 product sales of $1.07 million, as a result of strong increases in both direct and distributor sales
•	Q3 2016 annualized product sales run rate was approximately $8.6 million, as compared to an annualized product sales run rate of approximately $4.3 million in the third quarter of 2015
•	Total revenue for Q3 2016 was $2.4 million, which includes both product sales and grant revenue
•	Overall gross margins rose to approximately $1.4 million, an increase of approximately $0.7 million compared to approximately $0.7 million in Q3 2015
•	Product gross margins for Q3 2016 were approximately 68% compared to approximately 63% for Q3 2015
•	This represents the fifth consecutive quarter of record product sales and sixth consecutive quarter of sales growth

Third Quarter 2016 Operational Highlights:

•	Increased CytoSorb usage to approximately 17,000 human treatments worldwide during the quarter
•	Entered into a strategic partnership with Terumo Cardiovascular, a global leader in cardiac and vascular surgery for exclusive distribution of CytoSorb for cardiac surgery applications in France, Denmark, Norway, Finland, Sweden, and Iceland
•	Collaborated with Terumo on the CytoSorb marketing launch at the European Association for Cardiothoracic Surgery (EACTS) conference in Barcelona, meeting many key opinion leaders, and at a major perfusionist meeting in Nice, France
•	Completed the U.S. based REFRESH I randomized, controlled trial, and announced top-line safety data demonstrating safety of CytoSorb when used intra-operatively during complex open heart surgery
•	Expanded CytoSorb distribution to 42 countries worldwide, including the addition of Belgium and Luxembourg to our direct sales territories

•	Announced the development of CytoSorb-XL, a new patent-pending next generation sorbent technology combining removal of endotoxin, cytokines, and a broad range of inflammatory mediators from blood
•	Solidified our research and development pipeline, through the award of up to $650,000 in SBIR contracts to continue development of new potassium binding polymers - a new product category for the company - to treat excessive potassium in the blood that can lead to serious cardiac arrhythmias and sudden death
•	Launched the new CytoSorbents corporate website, highlighting the company’s global growth and innovation
•	Attracted featured articles on our company in Forbes, Benzinga, and SiriusXM Doctor Radio
•	Added analyst coverage from Aegis Capital and B. Riley
•	Congratulated our CFO, Kathleen Bloch, as the NJBIZ 2016 Public Company CFO of the Year

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “We finished another exceptional quarter, exceeding $2 million in quarterly CytoSorb revenue for the first time in our history, driven by continued strength among our direct sales territories, and orders from our broad distributor and strategic partner network. With healthy product gross margins of 68%, we continue to demonstrate the vigor of our pure high margin disposables business.”

“We have continued to invest in potential future catalysts with the goal of driving operational profitability in the near term. Focusing on sales, we have strengthened our direct and international sales infrastructure with the addition of key personnel, added more distributors and converted more countries to revenue producing accounts, and expanded our higher margin direct sales territories. In addition, we have worked closely with strategic partners Fresenius, Terumo Cardiovascular, and Biocon, to ensure that their significant contributions of resources are being used optimally. In particular, we are pleased that Terumo will begin selling CytoSorb very soon, just months after signing our partnership agreement. We have also refined our manufacturing processes to optimize production of CytoSorb at lower cost. Finally, the clinical data on CytoSorb continues to develop, most recently with the completion of REFRESH I, where we were the first to demonstrate safety of intraoperative CytoSorb usage during complex cardiac surgery in a randomized controlled trial. Pending discussions with the FDA, we anticipate a pivotal REFRESH 2 trial to begin next year, designed to support U.S. approval.”

“We expect to finish 2016 in a much stronger commercial position than when we started, with a CytoSorb sales run rate of approximately $8.6 million as of the third quarter. It is a testament to the hard work and effort of all of the people and organizations that we work with, that we are in this favorable position.”

“Please join us on our previously announced earnings call today at 4:45PM EST where we will cover our progress. We will also respond to questions from the audience during our live Q&A session. The investor presentation and a written transcript of the conference call will be available within a week of the webcast.”

Conference Call Details:

Conference Call Details:
Date: Monday, November 7, 2016
Time: 4:45 PM Eastern
Participant Dial-In:  1-719-457-2605
Live Presentation Webcast:   http://public.viavid.com/index.php?id=121492

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.  There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=121492

An archived recording of the conference call will be available under the Investor Relations section of the Company's website at http://cytosorbents.com/investor-relations/financial-results/.

Financial Results for the Third Quarter Ended September 30, 2016

Revenues:

Revenue from product sales was approximately $2,143,000 in the three months ended September 30, 2016, as compared to approximately $1,071,000 in the three months ended September 30, 2015, an increase of approximately $1,072,000, or 100%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales.

Grant income was approximately $269,000 for the three months ended September 30, 2016 as compared to approximately $272,000 for the three months ended September 30, 2015, a decrease of approximately $3,000, or 1%.

As a result of the increase in product sales, for the three months ended September 30, 2016, we generated total revenue of approximately $2,412,000, as compared to total revenue of approximately $1,344,000 for the three months ended September 30, 2015, an increase of approximately $1,068,000, or 79%.

Cost of Revenue:

For the three months ended September 30, 2016 and 2015, cost of revenue was approximately $964,000 and $639,000, respectively, an increase of approximately $325,000. Product cost of revenues increased approximately $283,000 during the three months ended September 30, 2016 as compared to the three months ended September 30, 2015 due to increased sales. Product gross margins increased to approximately 68% for the three months ended September 30, 2016, as compared to approximately 63% for the three months ended September 30, 2015 due to a favorable mix of sales prices. Grant income related expenses decreased by approximately $50,000 during the three months ended September 30, 2016 as compared to the three months ended September 30, 2015.

Research and Development Expenses:

For the three months ended September 30, 2016, research and development expenses were approximately $1,172,000, as compared to research and development expenses of approximately $866,000 for the three months ended September 30, 2015, an increase of approximately $306,000. This increase was due to an increase in costs related to the various clinical studies, primarily due to our REFRESH 1 trial costs, of approximately $386,000 and a decrease in direct labor and other costs being deployed toward grant-funded activities of approximately $50,000, which had the effect of increasing the amount of our non-reimbursable research and development costs. These increases were offset by decreases in patent related costs of approximately $13,000, decreases in non-grant related supplies of approximately $72,000 and decreases in other research and development costs of approximately $45,000.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $279,000 for the three months ended September 30, 2016, as compared to approximately $289,000 for the three months ended September 30, 2015, a decrease of approximately $10,000. This decrease was due to a decrease in employment agency fees of approximately $58,000 relating to 2015 fees incurred from the hiring of senior level personnel that did not recur in 2016 and a decrease in legal fees of approximately $25,000. This decrease was offset by an increase in accounting fees of approximately $20,000 due to fees incurred related to the audit of our internal controls as required by the Sarbanes-Oxley Act of 2002 and an increase in consulting fees of approximately $53,000.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $2,141,000 for the three months ended September 30, 2016, as compared to approximately $1,700,000 for the three months ending September 30, 2015, an increase of approximately $441,000. This increase was due to an increase in salaries and related costs of approximately $348,000 resulting from headcount additions, commissions, and personnel related costs, an increase in royalty expenses of approximately $73,000 due to the increase in sales, an increase in travel and entertainment costs and other expenses of approximately $50,000 due to the increased activity and an increase in stock-based compensation of approximately $25,000 due to the number of employees receiving options during the three months ended September 30, 2016 as compared to the three months ended September 30, 2015. These increases were offset by a decrease in stock exchange listing and stock transfer fees of approximately $15,000 which were incurred in connection with our public offering in 2015 that did not recur in 2016, a decrease in public relations fees of approximately $17,000 and decreases in other general and administrative costs of approximately $23,000.

Interest Income (Expense):

For the three months ended September 30, 2016, interest expense amounted to approximately $117,000 as compared to interest income of approximately $3,000 for the three months ended September 30, 2015. This increase in expense of approximately $120,000 is directly related to interest expense incurred and amortization of loan acquisition costs related to the Company’s financing facility with Bridge Bank on which $5,000,000 was drawn on June 30, 2016.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended September 30, 2016 and 2015, the gain on foreign currency transactions was approximately $73,000 and $71,000, respectively. The gain for the three months ended September 30, 2016 is directly related to the increase in the exchange rate of the Euro at September 30, 2016 as compared to June 30, 2016. The exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at September 30, 2016 as compared to $1.11 per Euro at June 30, 2016. The gain for the three months ended September 30, 2015 is directly related to the increase in the exchange rate of the Euro at September 30, 2015 as compared to June 30, 2015. The exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at September 30, 2015 as compared to $1.11 per Euro at June 30, 2015.

Change in Warrant Liability:

We recognize warrants as liabilities at their fair value on the date of the grant because of price adjustment provisions in the warrants, then measure the fair value of the warrants on each reporting date, and record a change to the warrant liability as appropriate. The change in warrant liability resulted in other expense of approximately $495,000 and $771,000 for the three months ended September 30, 2016 and 2015, respectively. The change in warrant liability was a result of the change in the fair value of the warrant liability from June 30, 2016 to September 30, 2016 and from June 30, 2015 to September 30, 2015. See Note 4 to the consolidated financial statements for details related to the calculation of the fair value of the warrant liability.

Net Loss:

Our loss from operations for the three months ending September 30, 2016 was approximately $2,683,000, as compared to a net loss from operations of approximately $2,847,000 for the three months ended September 30, 2015.

Financial Results for the Nine Months Ended September 30, 2016:

Revenues:

Revenue from product sales was approximately $5,593,000 in the nine months ended September 30, 2016, as compared to approximately $2,548,000 in the nine months ended September 30, 2015, an increase of approximately $3,045,000, or 120%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales.

Grant income was approximately $851,000 for the nine months ended September 30, 2016, as compared to approximately $470,000 for the nine months ended September 30, 2015, an increase of approximately $381,000, or 81%. This increase was a result of revenue recognized from new grants and billable milestones achieved on existing grants.

As a result of the increases in both product sales and grant income, for the nine months ended September 30, 2016, we generated total revenue of approximately $6,444,000, as compared to total revenue of approximately $3,031,000 for the nine months ended September 30, 2015, an increase of approximately $3,413,000, or 113%.

Cost of Revenue:

For the nine months ended September 30, 2016 and 2015, cost of revenue was approximately $2,657,000 and $1,409,000, respectively, an increase of approximately $1,248,000. Product cost of revenues increased approximately $917,000 during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015 due to increased sales. Product gross margins were approximately 66% for the nine months ended September 30, 2016, as compared to approximately 62% for the nine months ended September 30, 2015 due to a favorable mix of sales prices. Grant income related expenses increased due to direct labor and other costs being deployed toward grant-funded activities, an increase of approximately $239,000 during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015.

Research and Development Expenses:

For the nine months ended September 30, 2016, research and development expenses were approximately $3,120,000, as compared to research and development expenses of approximately $2,619,000 for the nine months ended September 30, 2015, an increase of approximately $501,000. This increase was due to an increase in costs related to the various clinical studies, primarily due to our REFRESH 1 trial costs, of approximately $883,000. The increase was offset by an increase in direct labor and other costs being deployed toward grant-funded activities of approximately $239,000, which had the effect of decreasing the amount of our non-reimbursable research and development costs, decreases in patent related costs of approximately $95,000, decreases in non-grant related supplies of approximately $41,000 and decreases in other research and development costs of approximately $7,000.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $853,000 for the nine months ended September 30, 2016, as compared to approximately $802,000 for the nine months ended September 30, 2015. The increase of approximately $51,000 was due to an increase in accounting and auditing fees of approximately $81,000 due to fees incurred related to the audit of our internal controls as required by The Sarbanes-Oxley Act of 2002 and increases in consulting fees of approximately $81,000. These increases were offset by a decrease in employment agency fees of approximately $111,000 related to fees incurred in 2015 related to the hiring of senior level personnel that did not recur in 2016.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $6,736,000 for the nine months ended September 30, 2016, as compared to approximately $4,842,000 for the nine months ending September 30, 2015, an increase of $1,894,000. The increase in selling, general, and administrative expenses was due to an increase in salaries, commissions and related costs of approximately $1,095,000 due to headcount additions and personnel related costs, an increase in royalty expenses of approximately $211,000 due to the increase in sales, additional sales and marketing costs, which include advertising, and conferences of approximately $125,000, an increase in travel and entertainment and other costs of approximately $126,000 due to the increased volume and an increase in stock-based compensation of approximately $422,000 due to 2015 milestone options awarded to the Company’s employees and restricted stock units awarded to the Company’s executive staff during the nine months ended September 30, 2016. These increases were offset by a decrease in stock exchange listing and stock transfer fees of approximately $35,000 related to fees incurred in 2015 related to our public offering that did not recur in 2016 and a decrease in public relations fees of approximately $50,000.

Interest Income (Expense):

For the nine months ended September 30, 2016, interest expense amounted to approximately $112,000 as compared to interest income of approximately $9,000 for the nine months ended September 30, 2015. This increase in expense of approximately $121,000 is directly related to interest expense incurred and amortization of loan acquisition costs related to the Company’s financing facility with Bridge Bank on which $5,000,000 was drawn on June 30, 2016.

Gain (Loss) on Foreign Currency Transactions:

For the nine months ended September 30, 2016, the gain on foreign currency transactions was approximately $176,000, as compared to a loss of approximately $316,000 for the nine months ended September 30, 2015. The 2016 gain is directly related to the increase in the exchange rate of the Euro at September 30, 2016 as compared to December 31, 2015. The exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at September 30, 2016 as compared to $1.08 per Euro at December 31, 2015. The 2015 loss is directly related to the decrease in the exchange rate of the Euro at September 30, 2015 as compared to December 31, 2014. The exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at September 30, 2015, as compared to $1.22 per Euro at December 31, 2014.

Change in Warrant Liability:

We recognize warrants as liabilities at their fair value on the date of the grant because of price adjustment provisions in the warrants, then measure the fair value of the warrants on each reporting date, and record a change to the warrant liability as appropriate. The change in warrant liability resulted in other expense of approximately $667,000 for the nine months ended September 30, 2016, and other income of approximately $818,000 for the nine months ended September 30, 2015. The change in warrant liability was a result of the change in the fair value of the warrant liability from December 31, 2015 to September 30, 2016 and from December 31, 2014 to September 30, 2015. See Note 4 to the consolidated financial statements for details related to the calculation of the fair value of the warrant liability.

Net Loss:

Our net loss for the nine months ended September 30, 2016 was approximately $7,524,000, as compared to a net loss of approximately $6,130,000 for the nine months ended September 30, 2015.

2016 Third Quarter Revenue Guidance:

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. However, we continue to expect that sales for the second half of 2016 will exceed those in the first half of 2016.

For additional information please see the Company's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the "SEC") on March 9, 2016 which is available at http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 42 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury and pancreatitis, as well as in cancer immunotherapy. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure. CytoSorbents has completed its REFRESH (REduction in FREe Hemoglobin) 1 trial - a multi-center, randomized controlled study that has demonstrated the safety of intra-operative CytoSorb® use in a heart-lung machine during complex cardiac surgery. In 2017, the company plans to initiate a pivotal REFRESH 2 trial intended to support U.S. FDA approval. CytoSorb® has been used safely in more than 17,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant and contract funding in excess of $18 million from DARPA, the U.S. Army, the U.S. Air Force, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including CytoSorb-XL, HemoDefend™, ContrastSorb, DrugSorb, and others. For more information, please visit the Company's websites:  http://www.cytosorbents.com and http://www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2016, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/LOSS

(amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Sales	$2,143	$1,071	$5,593	$2,548
Grant income	269	272	851	471
Other revenue	--	--	--	12
Total revenue	2,412	1.343	6,444	3,031
Cost of revenue	964	639	2,657	1,409
Gross profit	1,448	704	3,787	1,622
Expenses:
Research and development	1,172	865	3,120	2,619
Legal, financial and other consulting	279	289	853	802
Selling, general and administrative	2,141	1,700	6,736	4,842
Total expenses	3,592	2,854	10,709	8,263
Loss from operations	(2,144)	(2,150)	(6,922)	(6,641)
Other income(expense), net	(539)	(697)	(602)	511
Loss before benefit from income taxes	(2,683)	(2,847)	(7,524)	(6,130)
Benefit from income taxes	-	-	-	-
Net loss	(2,683)	(2,847)	(7,524)	(6,130)
Net loss per common share:
Basic and Diluted	$(0.11)	$(0.11)	$(0.30)	$(0.25)
Weighted average number of shares of common stock outstanding:	25,444,565	25,037,538	24,420,650	24,812,707
Net loss	$(2,683)	$(2,847)	$(7,524)	$(6,130)
Other comprehensive income (loss):
Currency translation adjustment	(61)	(50)	(162)	218
Comprehensive loss	$(2,744)	$(2,897)	$(7,686)	$(5,912)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS:
Cash and cash equivalents	$6,375	$5,316
Short-term investments	--	2,192
Grants and accounts receivable, net	1,406	649
Inventories	1,052	1,191
Prepaid expenses and other current assets	220	512
Total current assets	9,053	9,860

Property and equipment, net	624	557
Other assets	1,181	837
TOTAL ASSETS	$10,858	$11,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$740	$685
Accrued expenses and other current liabilities	1,540	723
Current maturities of long-term debt	416	--
Warrant liability	2,303	1,636
Total current liabilities	4,999	3,044
Long-term debt, net	4,480	--
TOTAL LIABILITIES	9,479	3,044

Total stockholders’ equity	1,379	8,210

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,858	$11,254

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CytoSorbents Corporation Company Contact: Amy Vogel Investor Relations (732) 329-8885 ext. *825 avogel@cytosorbents.com	Public Relations Contact: Amy Phillips Pascale Communications 412-327-9499 amy@pascalecommunications.com